Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Santarus, Inc., a Delaware corporation (the “Company”), and Julie A. DeMeules (“Executive”), and shall be effective as of March 1, 2006.
     WHEREAS, the Company and Executive desire to amend and restate that certain Employment Agreement between the Executive and the Company (the “Original Agreement”), dated as of March 31, 2004 (the “Effective Date”).
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) Board. “Board” means the Board of Directors of the Company.
          (b) Bonus. “Bonus” means an amount equal to the average of the bonuses awarded to Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of years as may be applicable if Executive has not been employed for three (3) full years on the date of termination. For purposes of determining Executive’s “Bonus,” to the extent Executive received no bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining Executive’s “Bonus” for purposes of Section 4. If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.
          (c) Cause. “Cause” means any of the following:
               (i) the commission of an act of fraud, embezzlement or dishonesty by Executive that has a material adverse impact on the Company or any successor or affiliate thereof;
               (ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Executive;
               (iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;
               (iv) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;
               (v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive’s receipt of written notice from the Board or the CEO stating with specificity the nature of such failure, refusal or neglect; or
               (vi) Executive’s breach of any material provision of this Agreement;
provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred, the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his or her breach, afford Executive a reasonable opportunity to remedy any such breach, (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.
          The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
          (d) Change of Control. “Change of Control” means and includes each of the following:
               (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:
               (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
               (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;
          Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 1(d): an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the

Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or
               (ii) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section 1(d)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
               (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
               (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
               (B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
               (iv) the Company’s stockholders approve a liquidation or dissolution of the Company.
          (e) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.
          (f) Good Reason. “Good Reason” means Executive’s voluntary resignation following any one or more of the following that is effected without Executive’s written consent:
               (i) the relocation of the office of Executive more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date or to a location outside of San Diego County;

               (ii) a change in Executive’s position that materially reduces his or her duties or responsibilities;
               (iii) a reduction in Executive’s base salary or target bonus as an employee of the Company, other than pursuant to a Company-wide reduction of base salaries and target bonuses for employees of the Company generally; or
               (iv) the Company’s breach of any material provision of this Agreement; provided, that Executive shall (w) provide to the Company in writing, in reasonable detail, notice of such breach and (x) afford the Company a reasonable opportunity to remedy any such breach.
          (g) Permanent Disability. Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his or her duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company’s expense.
          (h) Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.
     2. Services to Be Rendered.
          (a) Duties and Responsibilities. Executive shall serve as the Senior Vice President, Human Resources of the Company. In the performance of such duties, Executive shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Executive’s authority as the Board or the CEO may from time to time impose. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the CEO from time to time. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time, however, Executive’s primary place of work shall not be relocated more than fifty (50) miles from his or her primary place of work as of the Effective Date or outside San Diego County without Executive’s prior consent. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.
     (b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties. Subject to the terms of the Employee Confidentiality and Invention Assignment Agreement referred to in Section 5(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the CEO. Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the CEO.
     3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 3.
          (a) Base Salary. The Company shall pay to Executive a base salary of $216,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board.
          (b) Bonus. Executive shall participate in any Management Incentive Compensation Plan adopted by the Company or in such other bonus plan as the Board may approve for the senior executives of the Company.
          (c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.
          (d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of his or her duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.
          (e) Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy and as otherwise provided for senior executive officers, but in no event shall Executive be entitled to less than four (4) weeks of PTO.
          (f) Equity Plans. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

          (g) Acceleration Upon a Change of Control. Subject to any additional acceleration of exercisability described in Sections 4(b), (c) and (d) below, in connection with a Change of Control (as defined in Section 1 above), the vesting and exercisability of fifty percent (50%) of Executive’s outstanding Stock Awards shall be automatically accelerated. The foregoing provision is hereby deemed to be a part of each such Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.
     4. Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 4:
          (a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.
          (b) Termination by Death. If Executive’s employment is terminated by death, Executive’s estate shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of death at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Executive’s death, (ii) an amount equal to Executive’s annual base salary as in effect immediately prior to the date of death, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following Executive’s death, (iii) an amount equal to Executive’s Bonus for the year in which Executive’s death occurs prorated for the period during such year Executive was employed prior to his or her death, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following Executive’s death, and (iv) for the period beginning on the date of death and ending on the date which is twelve (12) full months following the date of death, the Company shall pay for and provide Executive’s dependents with healthcare and life insurance benefits coverage to the extent such dependents were receiving such benefits prior to the date of Executive’s death, including, if necessary, paying the costs associated with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, if Executive’s employment is terminated by death, the vesting and/or exercisability of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of death as to the number of shares that would vest over the twelve (12) months following Executive’s death under the applicable vesting schedules had Executive remained continuously employed by the Company during such period. Except as otherwise provided above with respect to accelerated vesting, if Executive’s employment is terminated by death, the provisions of the award agreements governing Executive’s Stock Awards regarding the exercisability of such Stock Awards following Executive’s death shall apply.
          (c) Termination for Permanent Disability. If Executive’s employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due, (ii) an amount equal to Executive’s annual base salary as in effect immediately prior to the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the date of termination, (iii) an amount equal to Executive’s Bonus for the year in which the date of termination occurs prorated for the period during such year Executive was employed prior to the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the date of termination, and (iv) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his or her dependents with healthcare and life insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA. In addition, if Executive’s employment is terminated by the Company for Permanent Disability, the vesting and/or exercisability of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of shares that would vest over the twelve (12) months following Executive’s date of termination under the applicable vesting schedules had Executive remained continuously employed by the Company during such period. Except as otherwise provided above with respect to accelerated vesting, if Executive’s employment is terminated by Permanent Disability, the provisions of the award agreements governing Executive’s Stock Awards regarding the exercisability of such Stock Awards following Executive’s disability shall apply.
          (d) Termination without Cause or for Good Reason.
               (i) Termination Apart From Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason more than three (3) months prior to a Change of Control or more than twelve (12) months following a Change of Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:
               (A) the Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;
               (B) Executive shall be entitled to receive severance pay in an amount equal to the sum of:
               (1) Executive’s base salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the date of termination, plus

               (2) an amount equal to Executive’s Bonus for the year in which the date of termination occurs prorated for the period during such year Executive was employed prior to the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the date of termination;
               (C) The vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period;
               (D) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his or her dependents with healthcare and life insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA; and
               (E) Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.
               (ii) Termination In Connection With Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change of Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:
               (A) the Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;
               (B) Executive shall be entitled to receive severance pay in an amount equal to the sum of:
               (1) Executive’s base salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the date of termination (or, in the event the date of termination precedes the consummation of a Change of Control, with respect to those amounts the payment of which is not administratively practicable by the foregoing date because it is not yet known whether a Change of Control will occur within three (3) months following the date of termination, such amounts shall be paid as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the consummation of the Change of Control), plus
               (2) an amount equal to Executive’s Bonus for the year in which the date of termination occurs prorated for the period during such year Executive was employed prior to the date of termination, payable in a lump sum as soon as administratively practicable but in any event no later than two and one-half (2 1/2) months following the consummation of the Change of Control;
               (C) The vesting and/or exercisability of all of Executive’s outstanding unvested Stock Awards shall be automatically accelerated on the date of termination;
               (D) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his or her dependents with healthcare and life insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA;
               (E) Executive shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company; and
               (F) The payments and benefits provided for in this Section 4(d)(ii) shall only be payable in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to a Change of Control and such Change of Control is not consummated within three (3) months following such termination, then Executive shall receive the payments and benefits described in Section 4(d)(i) and shall not be eligible to receive any of the payments and benefits described in this Section 4(d)(ii).
          (e) Termination for Cause or Voluntary Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive’s death or Permanent Disability), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive’s death or Permanent Disability), all vesting of Executive’s unvested Stock Awards previously granted to him or her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
          (f) Release. As a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall execute a Release (the “Release”) in a form reasonably acceptable to the Company. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and his or her termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment.
          (g) Delay of Payments. Notwithstanding anything to the contrary in this Section 4, the parties acknowledge and agree that any payment to be made, or benefit provided, to the Executive pursuant to this Section 4 shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A of the Code.
          (h) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, the Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.
          (i) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4; provided, further, that, as provided in Sections 4(c) or (d), Executive’s right to continued healthcare and life insurance benefits following his or her termination of employment will terminate on the date on which he or she accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage.
          (j) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(j) prior to the receipt of any post-termination benefits described in this Agreement.
          (k) Waiver of the Company’s Liability. Executive recognizes that his or her employment is subject to termination with or without Cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys’ fees, which Executive may incur as a result of the termination of Executive’s employment. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relieve based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by this Section 4. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.
     5. Certain Covenants.
          (a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
          (b) Confidential Information. Executive and the Company have entered into the Company’s standard employee confidentiality and invention assignment agreement (the “Employee Confidentiality and Invention Assignment Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.
          (c) Solicitation of Employees. Executive shall not during the term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 4(c) or (d) above (regardless of whether Executive receives such severance benefits in a lump sum payment) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.
          (d) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
               (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and
               (ii) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
          (e) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.
          (f) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
          (g) Definitions. For purposes of this Section 5, the term “Company” means not only Santarus, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Santarus, Inc.
     6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
     7. Arbitration. Except as provided in Section 5, any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall select one arbitrator and the two arbitrators so chosen will select a third arbitrator who shall act as the sole arbitrator of any dispute. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the sole arbitrator, and all other fees and costs, shall be borne by the Company.
     8. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
     9. Miscellaneous.
          (a) Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including, without limitation, the Original Agreement, and may be modified only by a written instrument duly executed by each party.
          (b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
          (c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 7 and 9 of this Agreement shall survive any termination of Executive’s employment.
          (d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
          (e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
          (f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
          (g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:
If to the Company or the Board:
Santarus, Inc.
10590 West Ocean Air Drive
Suite 200
San Diego, CA 92130
Attention: Legal Affairs Department
If to Executive:
At the residence address
on file with the Company
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
          (h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.
          (i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
          (j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
          (k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
          (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
          (m) Acceleration of Stock Awards. For purposes of this Agreement, to the extent the vesting and/or exercisability of any of Executive’s outstanding Stock Awards and/or the lapsing of any restrictions with respect to Stock Awards that Executive holds shall be accelerated pursuant to this Agreement, if any Stock Award had previously been partially exercised such that an unexercised portion of the Stock Award still remains outstanding as of the date of such acceleration, the vesting acceleration provisions of this Agreement shall be applied to the total number of shares subject to such Award that consist of (i) then unvested exercised shares that were previously acquired upon the partial exercise of such Stock Award, plus (ii) the remaining unexercised portion of the Stock Award. The acceleration of vesting shall be first applied toward the unvested previously exercised shares such that no unexercised shares shall vest on an accelerated basis in accordance with the provisions of this Agreement unless and until all of the unvested exercised shares subject to such Stock Award have first vested. In addition, the acceleration of vesting shall be applied to each Stock Award individually.
          (n) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
          (o) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
          (p) Section 409A of the Code. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary to comply with the requirements of Section 409A of the Code.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SANTARUS, INC.
By:	/s/ Gerald T. Proehl
Gerald T. Proehl
President and Chief Executive Officer

/s/ Julie A. DeMeules
Julie A. DeMeules